Filed Pursuant to Rule 424(b)(3)
File No. 333-278509
Nationwide Life Insurance Company
Supplement dated January 8, 2026, to the Prospectus dated May 1, 2025, for Select Retirement
This supplement updates certain information contained in your prospectus. Please read it and keep it with your prospectus for future reference. Capitalized terms not defined in this supplement have the same meanings as in the prospectus.

The Contract assesses a Contract Fee, and if the Spousal Continuation Option is elected, a Spousal Continuation Option Fee. Effective July 31, 2025, Nationwide exercised its right to discontinue the assessment of both the Contract Fee and Spousal Continuation Option Fee.
Therefore, your Contract will no longer be assessed a Contract Fee, or if applicable, a Spousal Continuation Option Fee, and all references in the prospectus to the Contract Fee Percentage and Spousal Continuation Option Fee Percentage shall be 0.00%.
Additionally, Nationwide will not exercise its right to charge either the Contract Fee or Spousal Continuation Option Fee in the future.
PROS-1137